                                                                    EXHIBIT 12.1

                      STATEMENT OF COMPUTATION OF RATIO OF
                       EARNINGS TO FIXED CHARGES

          The following table sets forth the ratio of earnings to fixed charges for the Company for each of the years in the five-year period ended December 31, 1996.

          The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on all indebtedness and the portion of rental expense considered to be representative of interest.




                                  Year Ended December 31,
                       ------------------------------------------------
                          1996       1995     1994     1993     1992
                       ----------  --------  -------  -------  -------
                                     (Dollars in thousands)

Earnings                 $273,357   $180,389  $98,462  $71,429  $58,552
                         --------   --------  -------  -------  -------

Interest expense          124,076     93,985   43,059   29,184   31,504

Rent expense(1)             4,741      3,371    2,376    1,672    1,448
                         --------   --------  -------  -------  -------

Total fixed charges      $128,817   $ 97,356  $45,435  $30,856  $32,952
                         ========   ========  =======  =======  =======

Ratio                       2.12x      1.85x    2.17x    2.31x    1.78x
                         ========    =======  =======  =======  =======

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(1) Rent expense reflects one-third of the Company's total rent expense.